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                              January 26, 1999


Proformance Research Organization, Inc.
5335 West 48th Avenue, Suite 200
Denver, Colorado 80212

Gentlemen:

As counsel for your company, we have reviewed your Articles of Incorporation, Bylaws, and such other corporate records, documents, and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion.

We have also examined the Registration Statement of your company on Form SB-2 which was filed with the Securities and Exchange Commission (the
"Commission") on August 14, 1998, Amendment No. 1 to the Registration Statement filed on December 7, 1998, and Amendment No. 2 to the Registration Statement filed on January 26, 1999, covering the registration under the Securities Act of 1933, as amended, of the following:

(a) 1,150,000 shares of Common Stock to be sold to the public pursuant to the terms of the Agency Agreement;

(b) 100,000 Warrants to purchase shares of the Common Stock issuable to the Placement Agent (the "Placement Agent's Warrants"); and

(c)  100,000 shares of Common Stock underlying the Placement Agent's Warrants,

including the exhibits and form of prospectus (the "Prospectus") filed therewith.

On the basis of such examination, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease, license, and use its properties and assets and to carry on the businesses in which it is now engaged.

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Proformance Research Organization, Inc.
January 26, 1999
Page 2

2. The Company has an authorized capitalization as set forth in the Prospectus.

3. The shares of Common Stock of the Company to be issued pursuant to the Agency Agreement or the exercise of the Placement Agent's Warrants are validly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with and (b) such shares have been duly delivered against payment therefor as contemplated by the Agency Agreement or the Placement Agent's Warrants, such shares will be validly issued, fully paid, and nonassessable.

4. The Placement Agent's Warrants have been duly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and of such "blue sky" and securities laws as may be applicable have been complied with, (b) the Placement Agent's Warrants have been executed and (c) the Placement Agent's Warrants have been issued and delivered in the manner set forth in the Prospectus against payment therefor, the Placement Agent's Warrants will have been validly executed, issued, and delivered, will constitute the legal, valid, and binding obligations of the Company, will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms.

We hereby consent to the use of our name in the Registration Statement and Prospectus in the section captioned "Legal Matters," and we also consent to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       DILL DILL CARR STONBRAKER
                                       & HUTCHINGS, P.C.

                                       /s/ DILL DILL CARR STONBRAKER
                                           & HUTCHINGS, P.C.